Exhibit (a)(5)(C)

This announcement is neither an Offer to Purchase nor a solicitation of an Offer to sell Shares (as defined below). The Offer (as defined below) is being made solely pursuant to the Offer to Purchase, dated
December 26, 2006, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the
Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, ‘‘blue sky’’ or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be
deemed to be made on behalf of the Purchaser by Citigroup
Global Markets Inc. or one or more registered brokers
or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Preferred Stock Purchase Rights)
of

Digitas Inc.

at
$13.50 Net per Share in Cash
by
Pacific Acquisition Corp.
a wholly owned subsidiary of

Publicis Groupe S.A.

Pacific Acquisition Corp., a Delaware corporation (the ‘‘Purchaser’’) and a wholly owned subsidiary of Publicis Groupe S.A., a société anonyme organized under the laws of the Republic of France (‘‘Publicis’’), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the ‘‘Shares’’), of Digitas Inc., a Delaware corporation (‘‘Digitas’’), at a purchase price of $13.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 26, 2006 (the ‘‘Offer to Purchase’’), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the ‘‘Offer’’). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company (the ‘‘Depositary’’) will not be charged brokerage fees or commissions. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any such fees or commissions. Publicis or the Purchaser will pay all charges and expenses of MacKenzie Partners, Inc., which is acting as Information Agent for the Offer (the ‘‘Information Agent’’), Citigroup Global Markets Inc., which is acting as Dealer Manager for the Offer (the ‘‘Dealer Manager’’) and the Depositary incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JANUARY 24, 2007, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares which represents at least a majority of the total number of outstanding Shares (including any other Digitas Shares directly or indirectly owned by Publicis) on a fully diluted basis (which assumes the conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms or conditions thereof) on the date of purchase, and (2) any applicable waiting periods or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any material applicable foreign statutes or regulations, including the German Act against Restraints of Competition, having expired or been terminated or obtained.

The purpose of the Offer is to acquire control of, and the entire equity interest in, Digitas. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement (as defined below), the Purchaser intends to acquire the remaining equity interest in Digitas not acquired in the Offer by consummating the Merger.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 20, 2006, among Publicis, the Purchaser and Digitas (the ‘‘Merger Agreement’’). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (‘‘DGCL’’), the Purchaser will be merged with and into Digitas (the ‘‘Merger’’). Following the effective time of the Merger (the ‘‘Effective Time’’), Digitas will continue as the surviving corporation (the ‘‘Surviving Corporation’’) as a wholly owned subsidiary of Publicis, and the separate corporate existence of the Purchaser will cease. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by Digitas, Publicis or the Purchaser, (2) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL, (3) Shares that are restricted at the Effective Time, which will be converted into restricted ordinary shares of Publicis and (4) Shares held by any wholly owned subsidiary of Digitas or Publicis (other than the Purchaser) which will remain outstanding except that the number of such Shares shall be adjusted in the Merger to maintain relative ownership percentages) will, by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Shares, less any required withholding taxes. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The Board of Directors of Digitas has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the Offer and the Merger are advisable to, and in the best interests of, the holders of the Shares, and recommends that the holders of the Shares tender their Shares to the Purchaser pursuant to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (‘‘DTC’’) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (3) any other documents required by the Letter of Transmittal.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the ‘‘SEC’’), the Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, if, by the Expiration Date, any or all of the conditions to the Offer have not been satisfied, the Purchaser reserves the right (but will not be obligated) to (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive such unsatisfied conditions and purchase all Shares validly tendered or (3) extend the Offer, and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase have occurred or have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (2) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary; provided, however, that in the event that (a) the required waiting periods under U.S. federal antitrust laws or under material applicable foreign statutes or regulations, including under the German Act against Restraints of Competition, have not expired, the Purchaser is required to extend the Offer until the expiration or termination of the waiting period under the U.S. federal antitrust laws or any other material applicable foreign statutes or regulations, or (b) the consummation of this Offer is prohibited or is materially limited pursuant to applicable laws or pending legal actions (as set forth in paragraphs (a) and (b) of Annex I to the Merger Agreement), the Purchaser is required to extend the Expiration Date (as defined below) for additional periods until the earlier of five business days after the time such limitations no longer exist or such time at which such limitations have become final. These required extensions do not affect any party’s termination rights as set forth in the Merger Agreement.

Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. ‘‘Expiration Date’’ means 12:00 Midnight, New York City time, on January 24, 2007, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), has extended the period during which the Offer is open, in which event the term ‘‘Expiration Date’’ means the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 24, 2007. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Publicis, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Digitas has provided the Purchaser with Digitas’ stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent, the Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: proxy@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.
Special Equity Transactions Group
390 Greenwich Street, 5th floor
New York, New York 10013
(212) 723-7838 (Call Collect)
or
Call Toll-Free (877) 531-8365

December 26, 2006